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                                                                    EXHIBIT 99.1



                                 [HARTMAN LOGO]


                       HARTMAN COMMERCIAL PROPERTIES REIT
                      ANNOUNCES FIRST QUARTER 2004 EARNINGS


Houston, Texas - May 10, 2004:

Hartman Commercial Properties REIT (the "Company") today announced the results of its first quarter of 2004, ending March 31, 2004. The Company is a Houston, Texas based real estate investment trust with 33 income-producing properties, including holdings in the retail, office and industrial/warehouse segments of the commercial property industry. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management L.P. For more information on the Company, please contact Hartman's headquarters at (713) 467-2222 or (800) 880-2212.

         - Net income was $739,118 for the first quarter of 2004, as compared with $909,702 in the first quarter of 2003. This represents $.151 per common share for the first quarter of 2004 as compared with $.185 per common share for the first quarter of 2003.

         - Revenues for the first quarter of 2004 were $5,390,483, as compared with $5,537,139 for the first quarter of 2003. This represents a 2.6% decrease when comparing first quarter of 2004 to the same period in 2003.

         - Occupancy for the overall portfolio was reported at 87.2% for the first quarter of 2004 as compared with 90.2% for the first quarter of 2003.

         - The Board of Trust Managers of the Company declared a dividend of $0.25 per common share for the first quarter of 2004, the same as for the first quarter of 2003. This dividend represents a distribution of $1.00 per share on an annualized basis. The dividend will be paid in three equal installments beginning in April 2004.

The Company was able to maintain its $0.25 dividend this quarter because expenses were lower than usual. First quarter occupancy continued to show the effects of last year's downturn in the Houston economy. Management expects to increase the occupancy this year and increase dividends as the occupancy climbs.

The Company's annual shareholders' meeting will be held Friday, June 4, 2004, at 2:00 p.m. local time at the Radisson Hotel Houston West, 10655 Katy Freeway, Houston, Texas 77024. Shareholders will be asked to vote on the re-election of the Company's Board of Trust Managers and the reorganization of the Company as a Maryland business trust.



                            Hartman Management, Inc.
                 1450 West Sam Houston Parkway North, Suite 100
                            Houston, Texas 77043-3124
                                 (713) 467-2222
                               Fax (713) 973-8912





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The Company filed a Registration Statement on Form S-11 with the Securities and
Exchange Commission on December 31, 2003 in connection with a proposed offering of the Company's shares of beneficial interest. The offering is still under review by the various state securities commissions and has not yet become effective. The shares being registered by the Company may not be offered or sold, nor may offers to buy be accepted, until the time that the registration statement becomes effective. In addition, no shares will be sold in any state in which such offer, solicitation or sale would be unlawful under the securities laws of such state. No state has passed on or endorsed the merits of the proposed offering, and any representation to the contrary is unlawful. The Registration Statement, and all the Company's public filings may be accessed by links on Hartman's website: (www.hartmanmgmt.com) or by going to the SEC's website:



(www.sec.gov/cgi-bin/
browse-edgar?action=getcompany&CIK=0001175535&owner=include).

These are, indeed exciting times - for Hartman Commercial Properties REIT - and for real estate investment in general. We try never to forget that it is you, the Hartman investor that makes all this possible. That is why we take our responsibilities seriously and strive every day to increase the value of the REIT and its properties.

In that regard, we always welcome your comments and suggestions.

                                Sincerely yours,

                                /s/ Allen R. Hartman

                                Allen R. Hartman

P.S. Please send us your email address if you have not already done so. Simply email us at investorrelations@hartmanmgmt.com. Thank you.

Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the "Risk Factors" section of our Registration Statement on Form S-11, which was filed with the Securities and Exchange Commission on December 31, 2003. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.